EXHIBIT 5.1

By Email Infobird Co., Ltd Floor 4, Willow House Cricket Square Grand Cayman KY1-9010 Cayman Islands 23 December 2022 Dear Sirs Infobird Co., Ltd	Campbells Registered Foreign Law Firm 1301, 13/F, York House The Landmark 15 Queen’s Road Central Hong Kong
D +852 3708 3020 T +852 3708 3000 F +852 3706 5408 E jnip@campbellslegal.com campbellslegal.com
Our Ref: 18550-32632 Your Ref:
CAYMAN | BVI | HONG KONG

We have acted as Cayman Islands legal advisers to Infobird Co., Ltd (the "Company"), a Cayman Islands exempted company, in connection with the Company’s registration and offerings of any combination of Ordinary Shares, Warrants, Debt Securities and Units (“Registered Securities”), having an aggregate offering price of US$300,000,000 through a Registration Statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement") to be filed with the United States Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended to date (the "Act"). In giving this opinion we have relied upon the Director’s Certificate (as defined below) which certifies the following information which has been provided to us:

A	As part of the corporate actions taken and to be taken in connection with the issuance and sale of the Registered Securities (the “Corporate Proceedings”), the Company has informed us that before the Registered Securities are issued and sold under the Registration Statement, the board of directors of the Company (the “Board”) will authorise the issuance and approve the terms of any Registered Securities to be issued and sold from time to time under the Registration Statement, in a form acceptable to us and Cayman Islands law, and such applicable Corporate Proceedings (hereinafter referred to as the “Board Authorisations”) shall be in full force and effect at the time of any such issuance and sale.
B	The Company has informed us that the Registered Securities will be sold or delivered on a delayed or continuous basis from time to time as set forth in the Registration Statement (and any amendments and/or supplement thereto), the prospectus contained therein and any prospectus supplement. We have been informed by the Company that prior to the sale of any Registered Securities under the Registration Statement, the Company will afford us an opportunity to review drafts of the applicable Board Authorisations and operative documents pursuant to which such Registered Securities are to be sold (“Operative Documents” and together with the Board Authorisations the “Documents”) prior to the execution of any such Documents, and the Company will either make any such amendments to the Documents as may be required by Campbells or file any applicable amendment and/or supplement to the Registration Statement (which may include as an exhibit thereto an amended opinion) or prospectus supplement as we may reasonably consider necessary or appropriate by reason of the terms of the sale of such Registered Securities (“Cayman Review”).

1	Assumptions
1.1	The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the Certificate of Good Standing (as defined below). We have also relied upon the following assumptions, which we have not independently verified:
(a)	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;
(b)	All signatures, initials and seals are genuine;
(c)	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions expressed herein;
(d)	The A&R Memorandum and Articles remain in full force and effect and are unamended;
(e)	The authorised shares of the Company as set out in the A&R Memorandum and Articles have not been amended; and
(f)	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the then effective Memorandum and Articles of Association of the Company) and all resolutions passed at the meetings, or passed by written consent as the case may be.
1.2	In this opinion the term “Circumstances are Unchanged” means there have been (i) no changes to Cayman Islands statute law, jurisprudence or regulatory guidance, (ii) no changes to any of the Company’s corporate documents referred to in this opinion, and (iii) no breach of any assumption or qualification in this opinion, in the period between the issuance of this opinion and the execution of the relevant document in each case.
2	Documents Reviewed
2.1	We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents or instruments as we deem necessary:
(a)	A copy of the Registration Statement as provided and to be filed with the Commission on or about the date of this opinion;
(b)	A copy of the certificate of incorporation issued by the Registrar of Companies in the Cayman Islands on 26 March 2020;
(c)	A copy of the statutory registers of directors and officers, members, mortgages and charges of the Company as maintained at its registered office in the Cayman Islands, reviewed by Campbells Corporate Services Limited on 22 December 2022;

(d)	A copy of the third amended and restated Memorandum and Articles of Association of the Company adopted by special resolution passed on 15 December 2022 and filed with the Registrar of Companies (the "A&R Memorandum and Articles");
(e)	Certificate of Good Standing in respect of the Company issued by the Registrar of Companies in the Cayman Islands dated 22 December 2022 (the "Certificate of Good Standing");
(f)	A certificate provided by a director of the Company dated [23] December 2022 confirming the matters set out in paragraphs (A) and (B) on page 1 above (“Director’s Certificate”); and
(g)	The records of proceedings of the Company on file with, and available for inspection on 22 December 2022, at the Grand Court of the Cayman Islands.
3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.
3.2	The authorised share capital of the Company is US$25,000,000 divided into 5,000,000,000 ordinary shares of a par value of US$0.005 each.
3.3	Upon passing the relevant Board Authorisations to approve the issue and allotment of the Registered Securities, the issue and allotment of the Registered Securities will be duly authorised, and when allotted, issued and paid for as contemplated as described in the Registration Statement, such Registered Securities will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).
4	Qualifications

The opinions hereinbefore given are subject to the following qualifications:

4.1	The term “enforceable” as used above means that the obligations assumed by the Company under the document are of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:
(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization and other laws of general application relating to or affecting the rights of creditors;
(b)	enforcement may be limited by general principles of equity;
(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off or counterclaim;
(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable inside the Cayman Islands to the extent that performance would be illegal under the laws that jurisdiction;

(e)	an award of a court of the Cayman Islands may be required to be made in Cayman Islands dollars;
(f)	to the extent that any provision of the document is adjudicated to be penal in nature, it will not be enforceable in the courts of the Cayman Islands; in particular, the enforceability of any provision of the document which imposes additional obligations in the event of any breach or default, or of payment or repayment being made other than on an agreed date, may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss;
(g)	to the extent that the performance of any obligation arising under the document would be fraudulent or contrary to public policy, it will not be enforceable in the courts of the Cayman Islands; and
(h)	a Cayman Islands court will not necessarily award costs in litigation in accordance with contractual provisions in this regard.
4.2	We make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
4.3	In this opinion, the phrase "non-assessable" means, with respect to the Registered Securities, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Registered Securities by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).
4.4	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Enforcement of Civil Liabilities" and "Legal matters" and elsewhere in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder, with respect to any part of the Registration Statement, including this opinion and an exhibit or otherwise.

Yours faithfully

Campbells